EXHIBIT D

        1. Each of CT and CTF (i) is a duly organized and validly existing corporation in good standing under the laws of the State of Florida and (ii) has the corporate power to own its property and assets and to conduct its business as it is now being conducted.

        2. Each Seller has duly executed and delivered the Agreement, and the Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

        3. Neither the execution, delivery and performance by each Seller of the Agreement, nor compliance by each Seller with the terms and provisions thereof, (i) will contravene any provision of any Federal or State of Florida law, statute, rule or regulation, or any order, writ injunction or decree of which we are aware of any Federal or State of Florida court or Governmental Entity to which it is subject, or (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of such Seller's property or assets pursuant to the terms of any agreement, contract or instrument of which we are aware to which such Seller is subject or by which such Seller or any of his property or assets is bound, other than the contracts and agreements set forth in Section 2.15 of the Disclosure Schedule.

        4. There are no actions, suits or proceedings of which we are aware pending or overtly threatened, other than as describe in Section 2.10 of the Disclosure Schedule, against any Seller in any Federal or State of Florida court which involve, or could affect the consummation of, the transactions contemplated by the Agreement.

        5. No order, consent, approval. license, authorization or validation of, or filing, recording or registration with (other than such as may be
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   required  under  the  HSR  Act,  the  Securities  Act  and  Applicable  State
   securities laws), or exemption by, any Governmental Entity is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Sellers of the Agreement or (ii) the legality, validity, binding effect or enforceability of the Agreement.

        6. The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

             The opinions expressed herein are limited to the Federal laws of the United States and the laws of the State of Florida.
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